Exhibit 99.1

HEIDRICK & STRUGGLES

NEWS

FOR IMMEDIATE RELEASE

HEIDRICK & STRUGGLES REPORTS 2003 FOURTH QUARTER

AND FULL YEAR FINANCIAL RESULTS

Initial View on 2004 Also Provided

CHICAGO (February 20, 2004)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premiere executive search and leadership consulting firm, today announced its financial results for the 2003 fourth quarter and full year.

2003 Fourth Quarter Overview

•	Consolidated net revenue was $82.0 million, an increase of 5 percent from $78.2 million in the 2002 fourth quarter, and a sequential increase of 7 percent from $76.9 million in the 2003 third quarter.

•	The operating loss was $19.1 million, compared to an operating loss of $23.4 million last year.

•	The net loss was $72.4 million, compared to a net loss of $20.0 million last year.

•	The loss per share was $3.95, compared to a loss per share of $1.10 last year.

•	Results in the quarter include a previously announced restructuring charge of $22.5 million.

•	Included in the net loss and per share amounts is a $57.9 million non-cash charge to increase the valuation allowance on deferred tax assets.

During the 2003 fourth quarter the Financial Services and Industrial practices reported the largest year-over-year net revenue increases, as the early signs of improvement in the economic environment aided performance. Excluding the positive impact of changes in exchange rates of $5.0 million in the 2003 fourth quarter, net revenue decreased by approximately 1 percent from the 2002 fourth quarter.

“We are very encouraged by the strength of our fourth quarter,” said Thomas J. Friel, Chairman and Chief Executive Officer of Heidrick & Struggles. “It typically is a seasonally slow period for us but this quarter represented our highest revenue quarter of 2003. The strength was driven by an improvement in the economy and increased business confidence, which we believe provides us with welcome momentum coming into 2004.”

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Consolidated salaries and employee benefits expense in the 2003 fourth quarter was $55.3 million, up 5 percent from $52.9 million in the comparable quarter last year. A significant decrease in the fixed cost component, resulting primarily from reductions in the company’s workforce during the past year, was more than offset by an increase in consultant bonus accruals on a year-over-year basis. Results in the 2003 fourth quarter also include the benefits of reversing a $1.3 million accrual recorded for a management Performance Share Plan in 2002, offset in part by a charge of $940,000 for executive severance.

Consolidated general and administrative expenses decreased slightly to $23.2 million in the 2003 fourth quarter compared to $23.3 million in the 2002 fourth quarter. Last year’s fourth quarter benefited from a net reduction of approximately $1 million in the allowance for doubtful accounts.

In the 2003 fourth quarter, the number of confirmed executive searches increased 7 percent from the 2002 fourth quarter. As of December 31, 2003 the company employed 311 consultants, compared to 317 as of September 30, 2003, and 337 as of December 31, 2002.

Restructuring Charge

In the 2003 fourth quarter, the company recorded a previously announced restructuring charge of $22.5 million to further align the company’s European cost structure with its current net revenue level, and to increase the previously established accruals for unused office space. The charge also includes the write-off of goodwill and intangibles related primarily to converting a wholly owned subsidiary in Finland into a licensee.

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Valuation Allowance

Over the last three years, the company has reported losses principally related to restructuring the business. As a result, during the 2003 fourth quarter the company provided a full valuation allowance for its net deferred tax assets. The increase in the valuation allowance, which resulted in a non-cash charge to income tax expense in the amount of $57.9 million, was based on the provisions of FASB Statement No. 109, “Accounting for Income Taxes,” and the recommendation of the company’s independent accountants. The company expects to be profitable in 2004 and beyond, but there is no assurance that future taxable income will be sufficient to realize the benefit of the deferred tax assets. If, after future assessments of the realizability of the deferred tax assets, the company determines a lesser allowance is required, it would record a reduction to the income tax expense and the valuation allowance in the period of such determination.

Results by Segment

Net revenue in North America was $42.7 million, a decrease of 5 percent from $44.8 million in the 2002 fourth quarter. The Financial Services and Professional Services practices reported the largest increases in the 2003 fourth quarter compared to the 2002 fourth quarter, while the Technology practice reported the most significant decline. Operating income for the region decreased 26 percent in the quarter to $8.0 million from $10.8 million in last year’s fourth quarter. Several factors contributed to this decrease, including lower net revenue, higher incentive compensation, and the cost of employee separation arrangements in the 2003 fourth quarter. In addition, the 2002 fourth quarter benefited from a $1.6 million reduction in the allowance for doubtful accounts, which did not reoccur in the 2003 fourth quarter.

In Latin America, net revenue was $3.0 million, an increase of 28 percent from $2.4 million in the 2002 fourth quarter. Operating income in the 2003 fourth quarter was $285,000, compared to an operating loss of $127,000 in the 2002 fourth quarter.

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Net revenue in Europe was $30.7 million, an increase of 14 percent from $26.9 million in the 2002 fourth quarter. Excluding the positive impact of changes in exchange rates of $4.4 million, net revenue decreased by approximately 2 percent from the same quarter in 2002. Net revenue for the Financial Services practice was particularly strong in the 2003 fourth quarter compared to the 2002 fourth quarter, while the Technology practice reported the most significant decline. The region recorded an operating loss of $276,000 in the 2003 fourth quarter, compared to an operating loss of $3.0 million in last year’s fourth quarter, due in part to increases in net revenue levels and cost-reduction actions taken during 2003.

In Asia Pacific, net revenue was $5.5 million, an increase of 34 percent from $4.1 million in the 2002 fourth quarter. Operating income was $345,000 in the 2003 fourth quarter, compared to an operating loss of $25,000 in the same period of 2002.

Corporate expense declined 16 percent to $4.8 million in the 2003 fourth quarter, compared to $5.8 million last year, due to lower salaries and employee benefits expense, and lower costs related to external consulting services.

Twelve Month Results

For the twelve months ended December 31, 2003, consolidated net revenue was $317.9 million, a decrease of 9 percent from $350.7 million in 2002. Excluding the positive impact of changes in exchange rates of $17.9 million, net revenue decreased 14 percent in 2003 compared to 2002. The operating loss was $22.3 million compared to an operating loss of $47.1 million in 2002. The net loss was $80.7 million, compared to a net loss of $40.2 million in 2002. The loss per share was $4.43 compared to a loss per share of $2.22 in 2002.

For the 2003 year, the number of confirmed executive searches decreased 5 percent to 3,757 from 3,973 in the 2002 year. Average fees per search increased 1.0 percent to $81,100 in 2003 from $80,300 in 2002.

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Outlook

For the 2004 year, the company currently anticipates that net revenue will grow at a rate in the mid-single digits. This performance assumes that the worldwide economy will continue to strengthen. At that level of net revenue growth the company would expect to generate operating margins in the 5 percent to 6 percent range. For the 2004 first quarter, net revenue is anticipated to be in the range of $80 million to $85 million. At those net revenue levels, the company estimates that the corresponding results would range from diluted earnings per share of $0.05 to $0.15. These estimates assume a normalized tax rate of 41 percent.

“We fully expect to benefit from the brightening economy,” said Friel. “While we will maintain our focus on improving our operating margins, we will also make investments that are critical to our long-term success, including selective recruiting, development of key accounts, targeted marketing, and training.”

Webcast of Investor Call Available Today

The company will provide a real-time webcast of its investor call on Friday, February 20, 2004 at 9:00 a.m. Chicago Time to review its 2003 fourth quarter and full year financial results. The call will last up to one hour and will feature remarks by Chairman and CEO Thomas J. Friel and Chief Financial Officer Kevin J. Smith. The webcast will be available online, along with any slides accompanying management’s remarks, at www.heidrick.com or through CCBN’s individual investor center at www.companyboardroom.com. Listeners should log on approximately ten minutes in advance to ensure they are set up to receive the webcast. A replay will be available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership services, including executive assessment and professional development. For 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe, and Asia Pacific. For more information about Heidrick & Struggles, visit www.heidrick.com.

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Safe Harbor Statement

This news release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, our ability to attract and retain qualified executive search consultants; a weakening of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; price competition; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to realize our deferred tax assets; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact

Eric Sodorff (media)

312-496-1613 or esodorff@heidrick.com

Lynn McHugh (analysts)

312-496-1593 or lmchugh@heidrick.com

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,
	2003	2002	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$82,008	$78,157	$3,851	4.9%
Reimbursements	5,266	6,309	(1,043)	-16.5%

Total revenue	87,274	84,466	2,808	3.3%

Operating expenses:
Salaries and employee benefits (1)	55,322	52,916	2,406	4.5%
General and administrative expenses	23,209	23,295	(86)	-0.4%
Reimbursed expenses	5,266	6,309	(1,043)	-16.5%
Restructuring charges (4)	22,530	25,363	(2,833)	-11.2%

Total operating expenses	106,327	107,883	(1,556)	-1.4%

Operating loss	(19,053)	(23,417)	4,364	-18.6%

Non-operating income (expense):
Interest income	344	628
Interest expense	(56)	(51)
Net realized and unrealized gains (losses) on equity and warrant portfolio (5)	226	718
Other, net	(700)	396

Net non-operating income (expense)	(186)	1,691

Loss before income taxes	(19,239)	(21,726)

Provision for (benefit from) income taxes (7)	53,135	(1,772)

Net loss	$(72,374)	$(19,954)

Basic loss per common share	$(3.95)	$(1.10)
Basic weighted average common shares outstanding	18,309	18,149
Diluted loss per common share	$(3.95)	$(1.10)
Diluted weighted average common shares outstanding	18,309	18,149

Salaries and employee benefits as a percentage of net revenue	67.5%	67.7%
General and administrative expense as a percentage of net revenue	28.3%	29.8%
Effective tax rate	—	8.2%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended December 31,
	2003	2002	$ Change	% Change	2003 Margin *	2002 Margin *
Revenue:
North America	$42,710	$44,754	$(2,044)	-4.6%
Latin America	3,007	2,350	657	28.0%
Europe	30,742	26,914	3,828	14.2%
Asia Pacific	5,549	4,139	1,410	34.1%

Revenue before reimbursements (net revenue)	82,008	78,157	3,851	4.9%
Reimbursements	5,266	6,309	(1,043)	-16.5%

Total revenue	$87,274	$84,466	$2,808	3.3%

Operating Income (Loss):
North America (1)	$7,965	$10,829	$(2,864)	-26.4%	18.6%	24.2%
Latin America	285	(127)	412		9.5%
Europe (1)	(276)	(2,980)	2,704	90.7%
Asia Pacific (1)	345	(25)	370		6.2%

Total regions	8,319	7,697	622	8.1%	10.1%	9.8%
Corporate (1)	(4,842)	(5,751)	909	15.8%

Operating income before restructuring charges	3,477	1,946	1,531	78.7%	4.2%	2.5%
Restructuring charges (4)	(22,530)	(25,363)	2,833

Operating loss	$(19,053)	$(23,417)	$4,364

*	Margin based on revenue before reimbursements (net revenue)

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Twelve Months Ended December 31,
	2003	2002	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$317,934	$350,712	$(32,778)	-9.3%
Reimbursements	22,683	26,133	(3,450)	-13.2%

Total revenue	340,617	376,845	(36,228)	-9.6%

Operating expenses:
Salaries and employee benefits (1) (2) (3)	223,537	242,330	(18,793)	-7.8%
General and administrative expenses	87,250	106,913	(19,663)	-18.4%
Reimbursed expenses	22,683	26,133	(3,450)	-13.2%
Restructuring charges (4)	29,443	48,532	(19,089)	-39.3%

Total operating expenses	362,913	423,908	(60,995)	-14.4%

Operating loss	(22,296)	(47,063)	24,767	-52.6%

Non-operating income (expense):
Interest income	1,687	2,018
Interest expense	(166)	(210)
Net realized and unrealized gains (losses) on equity and warrant portfolio (5)	673	(1,325)
Write-down of long-term investment (6)	—	(5,000)
Other, net	(1,722)	(73)

Net non-operating income (expense)	472	(4,590)

Loss before income taxes	(21,824)	(51,653)

Provision for (benefit from) income taxes (7)	58,844	(11,491)

Net loss	$(80,668)	$(40,162)

Basic loss per common share	$(4.43)	$(2.22)
Basic weighted average common shares outstanding	18,217	18,107
Diluted loss per common share	$(4.43)	$(2.22)
Diluted weighted average common shares outstanding	18,217	18,107

Salaries and employee benefits as a percentage of net revenue	70.3%	69.1%
General and administrative expense as a percentage of net revenue	27.4%	30.5%
Effective tax rate	—	22.2%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Twelve Months Ended December 31,
	2003	2002	$ Change	% Change	2003 Margin *	2002 Margin *
Revenue:
North America	$172,043	$194,241	$(22,198)	-11.4%
Latin America	11,242	11,020	222	2.0%
Europe	113,034	124,391	(11,357)	-9.1%
Asia Pacific	21,615	21,060	555	2.6%

Revenue before reimbursements (net revenue)	317,934	350,712	(32,778)	-9.3%
Reimbursements	22,683	26,133	(3,450)	-13.2%

Total revenue	$340,617	$376,845	$(36,228)	-9.6%

Operating Income (Loss):
North America (1) (2) (3)	$35,994	$33,711	$2,283	6.8%	20.9%	17.4%
Latin America	863	(2,775)	3,638		7.7%
Europe (1) (2)	(3,818)	(3,209)	(609)	-19.0%
Asia Pacific (1) (2)	2,258	1,497	761	50.8%	10.4%	7.1%

Total regions	35,297	29,224	6,073	20.8%	11.1%	8.3%
Corporate (1) (2) (3)	(28,150)	(27,755)	(395)	-1.4%

Operating income before restructuring charges	7,147	1,469	5,678		2.2%	0.4%
Restructuring charges (4)	(29,443)	(48,532)	19,089

Operating loss	$(22,296)	$(47,063)	$24,767

*	Margin based on revenue before reimbursements (net revenue)

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2003	2002
Current assets:
Cash and cash equivalents	$119,289	$110,220
Accounts receivable, net of allowance for doubtful accounts	46,847	41,774
Other receivables	3,191	3,552
Prepaid expenses	9,022	11,881
Income taxes recoverable	—	10,896
Deferred income taxes, net	—	24,924

Total current assets	178,349	203,247

Property and equipment, net	33,466	38,230

Other non-current assets:
Assets designated for retirement and pension plans	28,751	21,196
Investments	2,842	3,007
Other non-current assets	4,226	9,478
Deferred income taxes, net	—	32,176
Goodwill, net	48,627	50,271
Other intangibles, net	7,771	10,230

Total other non-current assets	92,217	126,358

Total assets	$304,032	$367,835

Current liabilities:
Current maturities of long-term debt	$568	$1,161
Accounts payable	7,196	8,887
Accrued expenses:
Salaries and employee benefits	61,275	67,514
Other	22,056	20,704
Current portion of accrued restructuring charges	18,090	20,705
Income taxes payable	4,349	—

Total current liabilities	113,534	118,971

Non-current liabilities:
Long-term debt, less current maturities	26	294
Retirement and pension plans	32,232	25,234
Non-current portion of accrued restructuring charges	27,698	18,531
Other non-current liabilities	4,729	5,094

Total non-current liabilities	64,685	49,153

Stockholders’ equity	125,813	199,711

Total liabilities and stockholders’ equity	$304,032	$367,835

Schedule Notes:

(1)	In the fourth quarter of 2003, the Company recorded a benefit of $1.3 million to reverse accruals recorded in 2002 related to the Performance Share Plan. The impact of this benefit by segment is as follows: North America $0.6 million; Europe $0.2 million; Asia Pacific $0.1 million; Corporate $0.4 million. Also in the fourth quarter of 2003, the Company recorded severance costs of $0.9 million related to the resignation of Mr. Kevin J. Smith, Chief Financial Officer. This expense is reflected in the Corporate segment.

(2)	In the second quarter of 2003, Mr. Piers Marmion resigned as Chief Executive Officer. In addition, Mr. David Anderson, who was previously the President and Chief Operating Officer, also resigned. As a result, the Company recorded a charge of $5.2 million in the second quarter of 2003 for their separation agreements. These charges are included in the Corporate segment.

Also in the second quarter of 2003, the Company recorded other severance costs of $2.8 million. By segment, the severance charges are as follows: North America $0.5 million; Europe $2.0 million; Asia Pacific $0.2 million; Corporate $0.1 million.

(3)	In the third quarter of 2003, the Company adjusted certain employee benefit accruals by $0.9 million due to favorable experience. This benefit impacted the segments as follows: North America $0.8 million; Corporate $0.1 million.

(4)	In October 2001 the Company announced reductions in its workforce and the consolidation and closing of offices. In the first quarter of 2002, the Company recorded restructuring charges of $23.2 million related to these announced initiatives. In October 2002, the Company announced additional reductions in its workforce and the consolidation and closing of offices. As a result of these announced initiatives the Company recorded restructuring charges of $25.4 million in the fourth quarter of 2002.

In the first quarter of 2003, the Company recorded an additional $5.5 million of restructuring charges related to previously identified unused office space that had yet to be sublet and which was expected to remain vacant for periods longer than previously anticipated. By segment, the restructuring charges recorded in the 2003 first quarter are $0.4 million in North America and $5.1 million in Europe.

In the third quarter of 2003, the Company recorded an additional $1.4 million of restructuring charges to increase previously established accruals for unused office space in North America.

In the fourth quarter of 2003, the Company announced reductions in its workforce, primarily in Europe, and the need to increase previously established accruals for unused office space. The Company recorded $22.5 million of restructuring charges including $3.9 million of severance and other employee-related costs, $15.3 million to increase previously established accruals for unused office space, and $3.3 million of expense for goodwill and other intangible impairment. By segment, the restructuring charges recorded in the fourth quarter of 2003 are as follows: North America $5.2 million; Europe $17.0 million; and Corporate $0.3 million.

(5)	The Company receives warrants for equity securities in its client companies, in addition to its cash fee, for services rendered on some searches. The warrants are recorded at fair value. Some of the warrants meet the definition of a derivative instrument under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and its subsequent amendments. In accordance with SFAS No. 133, changes in the fair value of the derivative instruments, net of the consultants’ share of the gain or loss, are recorded in the Consolidated Statements of Operations. Other warrants received and which do not meet the definition of a derivative under SFAS No. 133 are regularly reviewed for declines in fair value. Upon a value event such as an initial public offering or an acquisition, the equity securities arising from the exercise of the warrant are monetized, resulting in a realized gain, net of the consultants’ share of the gain and other costs.

(6)	During the second quarter of 2002, the Company wrote down its remaining investment in ETF Group, incurring a non-cash charge of $5.0 million.

(7)	During the fourth quarter of 2003 the Company recorded a full valuation allowance for its deferred tax assets. The increase in the valuation allowance, which resulted in a non-cash charge to income tax expense in the amount of $57.9 million, was based on provisions of FASB Statement No. 109, “Accounting for Income Taxes,” and the recommendation of the Company’s independent accountants. While the Company expects to be profitable in 2004 and beyond, there is no assurance that future taxable income will be sufficient to realize the benefit of the deferred tax assets. If after future assessments of the realizability of the deferred tax assets, the Company determines a lesser allowance is required, the Company would record a reduction to the income tax expense and the valuation allowance in the period of such determination.